EXHIBIT 99.1
                                                                    ------------
                              COMPANY PRESS RELEASE

                        PAVING STONE TO SELL $15 MILLION
                       OF COMMON SHARES TO FUSION CAPITAL

Pompano Beach, FL (November 5, 2002) - PAVING STONE CORPORATION (OTCBB: PVNG) the nationwide installer of paving stones, announced today it has entered into an agreement with Fusion Capital Fund II, LLC, a Chicago-based institutional investor, to sell $15 million of its common shares. Maurice Sigouin, Chairman and CEO of Paving Stone, made the announcement, noting, "We are delighted to be entering into this relationship with Fusion Capital. They have established themselves as discerning, long-term investors in companies that demonstrate dramatic potential for growth."

The Company expects to utilize these funds in the continued expansion of its remodeling division including Home Depot stores. As previously announced, Paving Stone is the approved installer of pavers and retaining walls for more than 146 Home Depot Stores in Florida, Massachusetts, New Hampshire, Rhode Island and northern Nevada. "Our relationship has been a mutually beneficial one, and has surpassed our initial expectations. We believe that the funding from Fusion Capital will help enable us to maximize the sales volume in our Home Depot stores. Paving Stone Corporation is the only paving stone installer in the U.S. with a national footprint, bringing a significant benefit to the nation's number one home improvement retailer in terms of quality and consistency of work," added Mr. Sigouin.

The agreement with Fusion Capital requires the purchase by Fusion Capital of up to $15 million of common shares over a period of up to 36 months commencing after the Securities And Exchange Commission has declared effective a registration statement covering the transaction. The timing and the amount of the sales of shares to Fusion Capital will be at the discretion of Paving Stone. The purchase price of the shares will be based on the market price of Paving Stone's common shares at the time of the sale without any fixed discount. Details of the transaction will be reported shortly by Paving Stone in a Form 8-K.

"We are very pleased with the flexibility and favorable terms of this financing and are excited about Fusion Capital's equity commitment and partnership with Paving Stone," stated Jace Simmons, Chief Financial Officer of Paving Stone.

"Paving Stone's ability to grow its revenue organically to in excess $30 million over a 10 plus year period demonstrates a sustainable business model," said Joshua B. Scheinfeld, Managing Member of Fusion Capital. "While the company has historically been profitable with gross margins in the 15-20% range for commercial business, we are very excited about the addition of the potentially high margin remodeling business which could lead to accelerated revenue growth and dramatic margin expansion."

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Paving  Stone  Corporation, founded in 1990, enjoys a well-earned reputation for excellence, having won numerous awards for the quality of its work. Manufacturing companies, well-known home improvement resellers and large, publicly held general contractors are among those who frequently recommend the company for installation of large commercial and individual residential projects involving interlocking pavers. Paving Stone Corporation has 19 offices located in Florida, Arizona, California, Georgia, Massachusetts, Nevada, Tennessee, Texas and the Carolinas.

Fusion Capital Fund II, LLC, is a broad based investment fund, based in Chicago, Illinois. Fusion Capital makes a wide range of investments ranging from special situation financing to long-term strategic capital.

In conjunction with the provisions of the "Safe Harbor" section of the Private Securities Litigation Reform Act of 1995, this release may contain forward-looking statements pertaining to future anticipated projected plans, performance and developments, as well as other statements relating to future operations. All such forward-looking statements are necessarily only estimates of future results and there can be no assurance that actual results will not materially differ from expectations. Information on potential factors that could affect Paving Stone Corporation is included in the Company's public filings with the U.S. Securities And Exchange Commission.

Contact:  Jace  Simmons
          Executive  Vice  President/Chief  Financial  Officer
          954-971-3235

          or

          Beverly  Jedynak
          Martin  E.  Janis  &  Company,  Inc.
          312-943-1100  ext.  12

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